Exhibit 10.13

UROPLASTY, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective the 22nd day of May, 2012, between Uroplasty, Inc., a Minnesota corporation, located at 5420 Feltl Road, Minnetonka, Minnesota, 55343 (hereinafter referred to as the “Company”) and Nancy Kolb, who resides at 4744 Drew Avenue South, Minneapolis, MN 55410 (hereinafter referred to as “Employee”).

WHEREAS, Employee is a valued employee of the Company and the Company desires to clarify the terms of Employee’s employment relationship, including severance compensation to which Employee would be entitled if she were dismissed without cause; and

WHEREAS, Employee desires to obtain assurances that her employment would not be terminated without severance and without cause.

1.           EMPLOYMENT.  The Company hereby employs Employee as Vice President of Global Marketing of the Company and Employee accepts such employment and agrees to serve the Company with undivided loyalty and to the best of her ability promote the interests and business of the Company and to devote her full business time, energy and skill to such employment.

2.           DUTIES AND POWERS.

(a)           Employee shall report to the President and Chief Executive Officer of the Company.

(b)           Employee shall perform such duties as a Vice President of Global Marketing would customarily perform and such other duties as may be assigned to her from time to time by the President and Chief Executive Officer.

3.           TERM.  The term of this Agreement shall commence on October __, 2008, and shall continue indefinitely, until such time, if any, that this Agreement is terminated pursuant to Section 10 herein.

4.           BASE SALARY.  The Company shall pay to Employee a base salary of $190,500 per year, which shall be paid in installments payable at least twice per month, and such amount shall be adjusted at least on an annual basis pursuant to the mutual agreement of the Company and Employee.

5.           BONUS.  Employee shall be entitled to participate in the annual cash incentive program established by the Board of Directors.

6.           FRINGE BENEFITS.  During the term of Employee’s employment with the Company, the Company shall provide to Employee the right to participate in all fringe benefits and perquisite and benefits programs as are made available to employees or executives of the Company from time to time, including, without limitation, health-care coverage provided by the Company or a third party under contract with the Company, and three weeks per year paid vacation.

7.           REIMBURSEMENT OF BUSINESS EXPENSES.  The Company shall reimburse Employee for the reasonable and necessary expenses incurred in connection with the performance of her duties in accordance with the policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

8.           CONFIDENTIALITY AGREEMENT.  Employee confirms that she executed that certain Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement dated as of May 16, 2007, (the “Confidentiality Agreement”) and that such Confidentiality Agreement is, and shall remain effective.

9.           TERMINATION.  Employee’s employment with the Company may be terminated by the Company or Employee, with or without Cause, upon thirty (30) days’ written notice to the other party.  Such employment may also be terminated immediately by the Company by written notice to Employee for the following events which would constitute “Cause”:  (a) Employee is convicted of a felony,(b) Employee has committed any theft or fraudulent act or has acted dishonestly with respect to any business of the Company, (c) Employee has engaged in substance abuse, or (d) Employee has breached any agreement made between Employee and the Company, including, without limitation, the Confidentiality Agreement.

10.         SEVERANCE PAYMENT.  If the Company, its successors or assigns, terminates this Agreement without Cause, the Company, or such successors or assigns, shall pay to Employee an amount equal to her monthly base salary multiplied by the number of full years of her employment with the Company, provided, however, that the Company shall have no obligation to make such payments if Employee breaches any term or provision of the Confidentiality Agreement.  In no event shall post-termination payments payable pursuant to this paragraph be less than six (6) or greater than twelve (12) months salary.  Severance payments shall be made monthly after such termination in an amount equal to Employee’s monthly salary until the full amount of severance has been paid, provided, however, that if, and to the extent, that any such payments would constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, such payments shall be made in lump sum.

11.         SEVERABILITY.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

12.         ATTORNEYS’ FEES AND COSTS.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

13.         WAIVER OF BREACH.  Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.         AMENDMENT.  This Agreement may be amended only in writing, signed by both parties.

15.         ENTIRE AGREEMENT.  This Agreement contains the entire understanding of the parties with regard to all matters contained herein.  Other than those agreements referred to in this Agreement, there are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto.  This Agreement supersedes all prior agreements, if any, relating to the employment of Employee by the Company.

16.         BINDING EFFECT.  This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, Employee may not assign this Agreement.

17.         NO THIRD PARTY BENEFICIARIES.  Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement.

18.         NOTICES.  Any notice to be given under this Agreement by either Employee or the Company shall be in writing and shall be effective upon personal delivery, or delivery by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the party at the address set forth at the beginning of this Agreement, but each party may change its or her address by written notice in accordance with this paragraph.  Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

19.         COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

20.         GOVERNING LAW.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles contained therein.  The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

UROPLASTY, INC.		EMPLOYEE:

By:	/s/ David B. Kaysen	By:	/s/ Nancy Kolb
David B. Kaysen		Nancy Kolb
President and Chief Executive Officer